CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is to be effective as of the 3rd day of August, 2009 by and between Vista International Technologies, Inc. a Delaware corporation (hereinafter “VITI”) having its principal place of business at 4704 Harlan Street, Suite 685, Denver, Colorado USA 80212 and Ing. Gianfranco Licursi (hereinafter “Consultant”), having its principal place of business at Via Carlo Mollino 35, 36100 Vicenza, ITALY.  The parties agree as follows:

1.	Engagement. VITI hereby engages Consultant, and Consultant hereby agrees to render services to VITI, as a senior engineering consultant to the Senior Management or Board of Directors of VITI.
2.	Duties. During the term of this agreement Consultant agrees to provide on a timely basis the following enumerated services plus any additional services agreed to in writing between VITI and Consultant:

a.	Engineering & gasification expertise for advancing the Thermal Gasifier™ design in coordination with Mustang Consulting, LLC

b.	Conversion of engineering drawings to SI units, with appropriate labeling, and the preparation of “shop drawings” for fabrication of a Thermal Gasifier™

c.	Supervision of the certification of the Thermal Gasifier™ design per EU standards in coordination with Mustang Consulting, LLC

d.	Development of a mass and energy balance for fuel testing

e.	Provide liaison and support services between VITI and the Italian company that is building a demonstration project for the Thermal Gasifier™

3.	Term. The initial term of this consulting agreement shall be for a six (6) month period. The term can be extended with the mutual written consent of both parties.

4.
Compensation.   The Consultant shall be paid a flat fee for the services defined in Section 2 of this Consulting Agreement based on the schedule listed below.  Such fees will be paid monthly in advance of the services being rendered.

August 3, 2009:	$15,000 USD
September 1, 2009:	$15,000 USD
October 1, 2009:	$ 7,500 USD
November 1, 2009:	$ 7,500 USD
December 1, 2009:	$ 7,500 USD
January 1, 2010:	$ 7,500 USD

5.	Materials & Expenses.

a.
Consultant is solely responsible for any and all of Consultant’s costs including but not limited to; travel, entertainment, lodging, materials, and supplies while performing its services for VITI under this agreement.  Any costs that Consultant requests VITI to cover must be approved in writing in advance by VITI and VITI has sole discretion on approval or denial of said costs.

CONSULTING AGREEMENT

b.
VITI agrees to supply Consultant, at VITI’s expense, an up-to-date licensed copy of the SolidWorks software program that is compatible with the software being used for VITI’s own development activity.  All engineering drawings developed for the Thermal Gasifier shall be maintained in a SolidWorks format, a copy of which shall be provided to VITI.

6.
Confidentiality.     Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by VITI, which is acquired by Consultant in the course of performing services hereunder.  Any financial information disclosed to Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of VITI.

Consultant and its agents or assigns hereby agree expressly that they directly or indirectly, for itself, or through its representatives, agents, employees, or affiliates will not pursue a transaction with any party acknowledged by VITI as an Employee or Consultant, unless the Consultant has a written commitment prior to the introduction.

7.
Indemnification.    Consultant and its agents or assigns hereby agree to indemnify and hold VITI harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees) (collectively the Liabilities) joint and several, arising out of the performance of this Consulting Agreement, whether or not VITI is a party to such dispute.  This indemnity shall not apply, however, and VITI shall indemnity and hold the Consultant, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that VITI engaged in gross recklessness and willful misconduct in the performance hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification provision of this Consulting Agreement shall apply and the Consultant shall perform its obligation there under.)  The provision of this Paragraph 7 shall survive the terminating and expiration of this Consulting Agreement.

8.
Independent Contractor.       VITI and the Consultant hereby acknowledge that Consultant is an independent contractor.  Consultant shall not hold itself out as, nor shall it take any action from which others might infer, that it is an agent of or a joint venture partner of VITI.

9.
Notices.   Any notice to be given to VITI, and the Consultant under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

If to VITI:	Vista International Technologies, Inc. 4704 Harlan Street, Suite 685 Denver, Colorado USA 80212

If to the Consultant:	Ing. Gianfranco Licursi Via Carlo Mollino 35 36100 Vicenza, ITALY

CONSULTING AGREEMENT

Either party may hereafter notify the other in writing of any change in address.  A notice shall be deemed duly given when (a) personally delivered, (b) telecopied, telexed or transmitted by other form of written electronic transmission, or (c) on the third day after it is mailed by registered mail or certified mail, postage, prepaid, as provided herein.

10.
Miscellaneous.      This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties.  This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.  This Consulting Agreement shall be governed by the laws of the State of Colorado, USA.  In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorney’s fees.

Accepted and agreed to as of the date first written above.

Vista International Technologies, Inc.	Consultant

/s/ Barry J. Kemble	/s/ Gianfranco Licursi
Name Barry J. Kemble	Name Gianfranco Licursi
CEO	P.E.
Title	Title
July 27, 2009	July 28, 2009
Date	Date